UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 20, 2008
(Date of report; date of earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1770738 (I.R.S. Employer Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
On November 20, 2008, GMAC Residential Funding of Canada, Limited (the “ResMor seller”), an indirect subsidiary of Residential Capital, LLC (“ResCap”) entered into an agreement with GMAC LLC (“GMAC”) whereby GMAC would acquire, indirectly, all of the outstanding equity interests of ResMor Trust Company (“ResMor”), a Canadian federally incorporated trust company that engages in the residential mortgage finance business. Simultaneously with, and as a condition to, the execution and delivery of the purchase agreement, the ResMor seller, as borrower, entered into a Loan Agreement and a Pledge and Security Agreement with GMAC in an amount equal to the purchase price of ResMor. The total purchase price for the ResMor acquisition, and the amount of the loan, was CDN$82 million. The purchase is expected to close in December 2008 and will include the cash and short-term deposits on ResMor’s balance sheet, which, as of October 31, 2008, totaled approximately CDN$358 million.
On November 20, 2008, two indirect subsidiaries of ResCap, Passive Asset Transactions, LLC (“PATI”) and RFC Asset Holdings II, LLC (“RAHI” and together with PATI, the “Borrowers”) entered into a loan agreement for a short-term, $430 million revolving credit facility (the “Facility”) with Residential Funding Company, LLC, GMAC Mortgage, LLC and ResCap as guarantors and GMAC LLC as lender agent and initial lender. The loan is secured by: (i) a pledge by Residential Funding Company, LLC of its receivables under certain warehouse loans it has made to third-party lenders; (ii) a pledge by PATI of a secured note issued to it by Flume (No. 8) and (iii) the pledge by PATI of 100% of the equity of PATI A, LLC and the pledge by RAHI of 100% of the equity of RAHI A, LLC. The Borrowers may only make borrowings under the Facility if either (i) certain cash balances and cash equivalents of ResCap and its consolidated subsidiaries are less than $750 million or (ii) certain unrestricted and unencumbered balances in US Dollars and cash equivalents of ResCap and its consolidated subsidiaries (excluding GMAC Bank) are less than $250 million. The interest rate for borrowings is equal to the rate appearing on Page 3750 of the Dow Jones “Markets” screen for the applicable interest period plus a margin of 3.50%. The Facility may be prepaid in whole or in part without premium or penalty. The Facility will mature no later than December 31, 2008. On November 21, 2008, the Borrowers borrowed $115 million under the Facility.
The Facility contains representations, warranties and covenants customary for facilities of this type, including a covenant requiring ResCap to endeavor, taking into account ordinary course business expenses and receipts and acting in good faith, to maintain certain unrestricted and unencumbered balances in US Dollars and cash equivalents of ResCap and its consolidated subsidiaries (excluding GMAC Bank) of at least $250 million. Other provisions of this facility include limitations on creating liens, incurring debt, transactions with affiliates, sale/leaseback transactions, engaging in certain new lines of business activity, paying dividends, and mergers and sale of substantially all assets.

Should the Borrowers or Guarantors fail to comply with these covenants, the Borrowers would be in default and may lose access to this facility. Borrowings under the Facility are subject to acceleration upon the occurrence of events of default. A default under other debt of the Borrowers or Guarantors could trigger a default under the Facility and, if not waived by the lender, could cause the Borrowers to lose access to this facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: November 26, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer